Exhibit 107

CALCULATION OF FILING FEE TABLES

S-1

Next Bridge Hydrocarbons, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(o)	40,000,000	$15.00	$600,000,000.00	0.0001381	$82,860.00

Total Offering Amounts:							$600,000,000.00		82,860.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									743.53
Net Fee Due:									$82,116.47

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.

Table 2: Fee Offset Claims and Sources

Line Item Type	Registrant or Filer Name	Notes	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		(2)	S-1	333-269366	01/23/2023		$743.53
Fee Offset Sources	Next Bridge Hydrocarbons, Inc.		S-1	333-269366		01/23/2023						$743.53

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Explanation of the basis for claimed offset:

(2)	The registrant previously paid a filing fee of $743.53 with respect to the 40,000,000 shares of Common Stock included herein, in connection with the initial filing of this Registration Statement on January 23, 2023. This registration fee is being recalculated, and an offset in the amount of the filing fee previously paid is claimed pursuant to Rule 457(b) under the Securities Act.